Exhibit 99.1

Glen Ellyn, Illinois

April 30, 2007

Company Release

COMMUNITY FINANCIAL SHARES, INC.

REPORTS FIRST QUARTER 2007 OPERATING RESULTS

Scott W. Hamer, Chief Executive Officer of Community Financial Shares, Inc. (OTC: CFIS.PK) (the “Company”) the holding company for Community Bank of Wheaton/Glen Ellyn (the “Bank”), reported net income (unaudited) for the Company for the three months ended March 31, 2007 of $894,000, compared to $462,000 for the comparable prior year period. For the three months ended March 31, 2007 basic and diluted earnings per share both totaled $0.65. This represents an increase of 91.2%, from $0.34 for both basic and diluted earnings per share for the prior year. Earnings per share information for 2006 were adjusted to reflect the 2-for-1 stock split effective December 27, 2006.

Total assets at March 31, 2007 were $273.1 million, which represents an increase of $1.4 million, or 0.5%, compared to $271.7 million at December 31, 2006. The increase in total assets was the result of increases in cash and cash equivalents of $5.8 million, or 53.9%, to $16.4 million at March 31, 2007 from $10.6 million at December 31, 2006, premises and equipment, which increased $322,000, or 2.4%, to $13.9 million at March 31, 2007 from $13.5 million at December 31, 2006. The increase in premises and equipment is primarily due to the Company’s construction costs associated with its fourth full-service location in Wheaton, Illinois. This North Wheaton facility is anticipated to open in the fall of 2007. These increases were partially offset by decreases in loans receivable, net of $4.5 million, or 2.3%, to $195.3 million at March 31, 2007 from $199.8 million at December 31, 2006 and cash value of life insurance of $374,000, or 6.8%, to $5.1 million at March 31, 2007 from $5.5 million at December 31, 2006. The decrease in loans receivable is attributable to a recent slowdown in residential real estate construction loans and recent payoffs of some large commercial real estate loans. In addition, the decrease in cash value of life insurance was primarily due to the receipt of a $426,000 claim. Deposits increased slightly by $555,000, or 0.2%, to $235.3 million at March 31, 2007 from $234.7 million at December 31, 2006.

Stockholders’ equity increased $804,000, or 3.9% to $21.4 million at March 31, 2007 from $20.6 million at December 31, 2006. The increase in stockholders’ equity was primarily the result of the Company’s net income for the three months ended March 31, 2007 and was partially offset by dividends paid of $83,000 and a decrease in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. As of March 31, 2007 there were 1,375,278 shares of common stock outstanding, resulting in a book value of $15.56.

Net interest income before provision for loan losses decreased $48,000, or 2.0%, to $2.3 million for the three months ended March 31, 2007 as compared to $2.4 million for the prior year period. The net interest margin, expressed as a percentage of average earning assets, decreased from 3.97% for the three months ended March 31, 2006 to 3.88% for the current year period. This decrease is the result of a combination of a 58 basis point increase in the average yield on earning assets from 6.35% for the three months ended March 31, 2006 to 6.93% for the current year period and an increase of 70 basis points in the cost of average interest-bearing liabilities to 3.37% for the three months ended March 31, 2007 from 2.67% for the prior year period. The general shift from money market accounts to more expensive certificates of deposit contributed to the increase in the cost of average interest-bearing liabilities.

The provision for loan losses decreased from $135,000 for the three months ended March 31, 2006 to $0 for the current year period. Loan portfolio quality remained very strong as nonperforming loans decreased to $168,000 at March 31, 2007 from $669,000 at December 31, 2006 and from $871,000 at March 31, 2006. The ratio of the allowance for loan losses to nonperforming loans totaled 923.0%, 231.4% and 175.3% for the periods ended March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

Noninterest income increased $627,000 to $907,000 for the three months ended March 31, 2007 as compared to the prior year period. This increase is primarily due to a life insurance death benefit in the amount of $478,000 for the three months ended March 31, 2007. Mortgage origination income increased $72,000 to $107,000 for the three months ended March 31, 2007 from $35,000 for the prior year period. This increase is due to a greater emphasis placed on this area which included an expansion of the mortgage department. Gain on sale of securities totaled $37,000 and $0 for the three months ended March 31, 2007 and 2006, respectively. In addition, service charges on deposit accounts increased $20,000 to $136,000 for the three months ended March 31, 2007 from $116,000 for the prior year period.

Noninterest expense increased by $288,000, or 15.1%, to $2.2 million for the three months March 31, 2007 over the prior year end period. Of this increase, $167,000 was directly related to compensation and benefits, $32,000 was related to data processing expense and $22,000 was related to advertising and marketing. The increase in compensation and benefits expense was the result of annual merit increases and the addition of staff. The additional staff expenses are partially due to the expansion of the mortgage department.

On March 21, 2007, the board of directors approved a $0.06 per share dividend. The cash dividend will be paid on April 30, 2007 to shareholders of record on April 12, 2007.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $273.1 million in assets. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn maintains three full service offices in Glen Ellyn and Wheaton. A new Community Bank office is planned for the fall of 2007 on the north side of Wheaton, Illinois,

For further information about the Company and the Bank visit them on the world wide web at www.commbank-wge.com. In addition, information on the Company’s stock can be found at www.pinksheets.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Community Financial Shares, Inc.

Selected Consolidated Financial Data: (Unaudited) (In thousands)	March 31, 2007	December 31, 2006	March 31, 2006
Total assets	$273,078	271,741	268,890
Loans receivable, net	195,313	199,820	197,970
Investment securities available-for-sale	35,093	34,924	34,908
Deposits	235,281	234,725	233,730
FHLB Advances	10,500	10,500	10,500
Stockholders’ equity	21,404	20,601	18,864
Nonperforming assets	168	669	871
Nonperforming loans	168	669	871
Allowance for loan losses	1,552	1,549	1,527

Selected ratios:
Total equity to total assets	7.84%	7.58%	7.02%
Allowance for loan losses as a % of nonperforming assets	923.8%	231.5%	175.3%
Allowance for loan losses as a % of loans, net	0.79%	0.78%	0.77%
Book value per share	$15.56	14.98	13.75	*
Market value per share	23.00	23.70	22.75	*
Dividends per share (for the quarter ended)	0.06	0.06	0.035	*

*	March 31, 2006 data has been adjusted for the December 2006 2-for-1 stock split

Selected operating data: (Unaudited) (In thousands, except per share data)	Three months ended March 31,
	2007	2006
Interest income	$4,180	3,829
Interest expense	1,837	1,438

Net interest income	2,343	2,391
Provision for loan losses	—	135

Net interest income after provision for loan losses	2,343	2,256
Noninterest income	907	281
Noninterest expense	2,193	1,906

Income before income tax	1,057	631
Income tax expense	163	169

Net income	$894	462

Earnings per share—basic	$0.65	0.34
Earnings per share—diluted	0.65	0.34